Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

Amendment No. 2 (this “Amendment”), dated as of March 24, 2019 (the “Effective Date”), by and between Kona Grill, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), to the Rights Agreement, dated as of September 6, 2016, by and between the Company and the Rights Agent (the “Rights Agreement”), as amended by that certain Amendment No. 1 to Rights Agreement, dated May 2, 2018, by and between the Company and the Rights Agent (the “First Amendment”). Unless otherwise defined herein, all capitalized terms shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company desires to make certain amendments to the Rights Agreement, as amended by the First Amendment, to provide for a new Final Expiration Date under the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement permits the Company to, from time to time, supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 27; and

WHEREAS, pursuant to, and in accordance with, Section 27 of the Rights Agreement, the Company hereby amends, and directs the Rights Agent to amend, the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

SECTION 1. Amendment to Section 1. The definition of the following term in Section 1 of the Rights Agreement is hereby deleted in its entirety and substituted therefor is the following:

““Final Expiration Date” means the close of business on March 24, 2019.”

SECTION 2. Effective Date; Effectiveness; Certification. This Amendment shall be effective as of Effective Date. Except as expressly modified by this Amendment and the First Amendment, the Rights Agreement and its exhibits shall remain in full force and effect. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that this Amendment to the Rights Agreement is in compliance with Section 27 of the Rights Agreement and the certification contained in this SECTION 2 shall constitute the certification required by Section 27 of the Rights Agreement.

SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and, for all purposes, shall be governed by, and construed in accordance with, the laws of such State applicable to contracts made and to be performed entirely within such State.

SECTION 4. Severability. The terms, provisions, covenants or restrictions of this Amendment shall be deemed severable and the invalidity or unenforceability of any term, provision, covenant or restriction shall not affect the validity or enforceability of any other term, provision, covenant or restriction hereof. If any term, provision, covenant or restriction of this Amendment, or the application thereof to any person or circumstance, is held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such term, provision, covenant or restriction shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such term, provision, covenant or restriction or the remaining terms, provisions, covenants and restrictions of this Amendment. In lieu of such illegal, invalid or unenforceable term, provision, covenant or restriction, there shall be added automatically as part of this Amendment a legal, valid and enforceable term, provision, covenant or restriction, as applicable, as similar in terms to such illegal, invalid or unenforceable term, provision, covenant or restriction as may be possible under applicable law.

SECTION 5. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

COMPANY:

KONA GRILL, INC.

By:	/s/Christi Hing
Name:	Christi Hing
Its:	Secretary

RIGHTS AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Ana Gois
Name:	Ana Gois
Its:	Vice President